EXHIBIT 10.5



               EXECUTIVE SEVERANCE AGREEMENT

          This Executive Severance Agreement (this
"Agreement") is made as of this 22nd day of May, 1998, between Apria Healthcare Group Inc., a Delaware corporation
(the "Company"), and Frank Bianchi (the "Executive").

                          RECITALS

          A. It is the desire of the Company to retain the services of the Executive and to recognize the Executive's contribution to the Company.

          B. The Company and the Executive wish to set forth certain terms and conditions of Executive's employment.

          C.   The Company wishes to provide to the
Executive certain benefits in the event that his employment is terminated by the Company without cause or in the event that he terminates employment for Good Reason (as defined below), in order to encourage the Executive's performance and continued commitment to the Company.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

          1. Positions and Duties. The Executive shall serve as the Company's Senior Vice President, Human Resources, or in such other position and shall undertake such duties and have such authority as the Company, through its Chief
Executive Officer, shall assign to the Executive from time to time in the Company's sole and absolute discretion. The Company has the right to change the nature, amount or level of authority and responsibility assigned to the Executive at any time, with or without cause. The Company may also change the title or titles assigned to the Executive at any time, with or without cause. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company, interfere with the performance of the Executive's duties to the Company.

          2.   Compensation and Benefits.

               (a) Salary. The Executive's salary shall be such salary as the Company assigns to him from time to time in accordance with its regular practices and policies. The parties to this Agreement recognize that the Company may, in its sole discretion, increase such salary at any time.

               (b) Bonuses. The Executive's eligibility to receive any bonus shall be determined in accordance with the Company's Incentive Compensation Plan or other bonus plans as they shall be in effect from time to time, provided, however, that the Executive's bonus for 1998 shall be guaranteed in the amount of $50,000, which shall be payable to the Executive on January 4, 1999. The parties to this Agreement recognize that such bonus plans (but not the guaranteed 1998 bonus) may be amended and/or terminated by the Company at any time.

               (c)  Expenses.  During the term of the
Executive's employment, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by the Executive in performing services for the Company in accordance with the Company's reimbursement policies as they may be in effect from time to time. The parties to this Agreement recognize that such policies may be amended and/or terminated by the Company at any time.

               (d)  Other Benefits.  The Executive shall be
entitled to participate in all employee benefit plans, programs and arrangements of the Company (including, without limitation, stock option plans or agreements and insurance, retirement and vacation plans, programs and arrangements), in accordance with the terms of such plans, programs or arrangements as they shall be in effect from time to time during the period of the Executive's employment. The parties to this Agreement recognize that the Company may terminate or modify such plans, programs or arrangements at any time.

       3. Grounds for Termination. The Executive's employment may be terminated on any of the following grounds:

               (a)  Without Cause.  The Executive or the
Company may terminate the Executive's employment at any time, without cause, by giving the other party to this Agreement at least
30 days advance written notice of such termination.

               (b)  Death.  The Executive's employment
hereunder shall terminate upon his death.

               (c)  Disability.  If, as a result of the
Executive's incapacity due to physical or mental illness, the Executive shall have been unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, on a fulltime basis for the entire period of six
(6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such sixmonth period), shall not have returned to the performance of his duties hereunder on a full-time basis (a "disability"), the Company may terminate the Executive's employment hereunder.

               (d)  Cause.  The Company may terminate the
Executive's employment hereunder for cause. For purposes of this Agreement, "cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has engaged in or committed: willful misconduct; theft, fraud or other illegal conduct; refusal or unwillingness to substantially perform his duties (other than such failure resulting from the Executive's disability) after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; violation of any fiduciary duty; violation of the Executive's duty of loyalty to the Company; or a breach of any term of this Agreement. For purposes of this Section 3(d), no act, or failure to act, on the Executive's part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause without delivery to the Executive of a notice of termination signed by the Company's Chairman or Chief Executive Officer stating that, in the good faith opinion of the officer signing such notice, the Executive has engaged in or committed conduct of the nature described above in the second sentence of this Section 3(d), and specifying the particulars thereof in detail.

          4.   Payments upon Termination.

               (a)  Without Cause or with Good Reason.   In
the event that the Executive's employment is terminated by the Company for any reason other than death, disability or cause as defined in Section 3 (b), (c) and (d) of this Agreement, or in the event that the Executive terminates his employment hereunder with Good Reason, the Executive shall be entitled to receive severance pay in an aggregate amount equal to 100% of his Annual Compensation, which shall be payable in one lump sum, less any amounts required to be withheld by applicable law, in exchange for a valid release of all claims the Executive may have against the Company in a form acceptable to the Company. The Company will also pay to the Executive any earned but unused vacation time at the rate of pay in effect on the date of the notice of termination.

               (b)  Annual Compensation.   For purposes of
this Section 4, the term "Annual Compensation" means an amount equal to the Executive's annual base salary at the rate in effect on the date on which the Executive received or gave written notice of his termination, plus the sum of
(i) an amount equal to the average of the Executive's two most recent annual bonuses, if any, received under the Company's Incentive Compensation Plan prior to the notice of termination, provided, however, that if the date of such notice of termination shall precede the date on which bonuses are paid to the Company's executives for the 1999 fiscal year, then the amount to be included in the Executive's Annual Compensation pursuant to this clause (i) shall be the $50,000 guaranteed amount of his bonus for 1998, (ii) the Executive's annual car allowance, if any, and
(iii) an amount determined by the Company from time to time in its sole discretion to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is hereby initially determined to be $5,000.

               (c)  Good Reason.   For purposes of this
Section 4 the term "Good Reason" means:

                    (i)  any reduction in the Executive's
     annual base salary, except for a general one-time
     "across-the-board" salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all officers of the Company;

                    or

                    (ii) the Company requires the Executive
     to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive's one-way commute.

               (d)  Release of all Claims.  The Executive
understands and agrees that the Company's obligation to pay the Executive severance pay under this Agreement is subject to the Executive's execution of a valid written waiver and release of all claims which the Executive may have against the Company and/or its successors in a form acceptable to the Company in its sole and absolute discretion.

               (e)  Death, Disability or Cause.   In the
event that the Executive's employment is terminated due to death, disability or cause, the Company shall not be obligated to pay the Executive any amount other than earned unused vacation, reimbursement for business expenses incurred prior to his termination and in compliance with the Company's reimbursement policies, and any unpaid salary for days worked prior to the termination.

          5.   Successors; Binding Agreement.

               (a)  The Company will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b)  This Agreement and all rights of the
Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

          6. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

          Frank Bianchi
          11 Starlight
          Irvine, CA 92612

          If to the Company:

          Apria Healthcare Group Inc.
          3560 Hyland Avenue
          Costa Mesa, California
          92626 Attention: Chief
          Executive Officer

          With a copy to the attention of the
          Company's Senior Vice President and General
          Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          7.   Antisolicitation.   The Executive
promises and agrees that, during the period of his employment by the Company and for a period of one year thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

          8.   Soliciting Employees.   The Executive
promises and agrees that for a period of one year following termination of his employment, he will not, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any other business, individual, partnership, firm, corporation, or other entity.

          9.   Confidential Information.

          (a)  The Executive, in the performance of
his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain
(collectively, the "Confidential Material"). All such
Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the Executive's possession or under the Executive's control.

          (b)  The Executive hereby acknowledges that
the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and at any time before, during or after the Executive's employment with the Company shall constitute unfair competition. The Executive agrees he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

          10.  Parachute Limitation.
Notwithstanding any other provision of this Agreement, the Executive shall not have any right to receive any payment or other benefit under this Agreement, any other agreement, or any benefit plan if such right, payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all other agreements, and all benefit plans, would cause any right, payment or benefit to the Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b) (2) of the Internal Revenue Code as then in effect (a "Parachute
Payment"). In the event that the receipt of any such right or any other payment or benefit under this Agreement, any other agreement, or any benefit plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments or benefits under this Agreement, any other agreements, and/or any benefit plans, that should be reduced or eliminated so as to avoid having the right, payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

          11.  Modification and Waiver.  No
provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer or the President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

          12.  Validity.  The invalidity or
unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14.  Arbitration.  Any dispute or
controversy arising under or in connection with this Agreement or Executive's employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration
Association's National Rules for Resolution of
Employment Disputes as then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7, 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
The fees and expenses of the arbitrator shall be borne by the Company.

          15.  Entire Agreement.  This Agreement sets
forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

          IN WITNESS WHEREOF, the parties have
executed this Agreement as of the date and year first above written.


             APRIA HEALTHCARE GROUP INC.



             By:
                ----------------------------------
                Name:   Philip L. Carter
                Title:  Chief Executive Officer



              EXECUTIVE


                -----------------------------------
                Frank Bianchi